SUPPLEMENTAL AGREEMENT TO
                         ANTI-MONEY LAUNDERING AMENDMENT


WHEREAS, PFPC Inc. ("PFPC") and Hawaiian Tax-Free Trust (the "Fund") have entered into an Anti-Money Laundering Amendment (the "Amendment") dated October 23, 2002, which amends the Transfer Agency Agreement between PFPC and the Fund; and

WHEREAS, PFPC and the Fund wish to clarify the scope of the Amendment by entering into this Supplemental Agreement;

NOW THEREFORE, PFPC and the Fund agree as follows:

          The Amendment does not apply to Section 326 (i.e., Customer Identification Procedures ("CIP")) of the PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder. If the parties agree in the future that PFPC will provide services to help the Fund satisfy its obligations under regulations promulgated under Section 326, fees for such services ("CIP Fees") shall not exceed, on a per covered account or shareholder or volume basis or any other basis upon which PFPC charges CIP Fees, the median fees charged by PFPC among all of PFPC's full-service transfer agency clients paying CIP Fees. The parties recognize that PFPC intends to have a standard fee schedule for CIP Fees charged to its full-service transfer agency clients, and that the language in the immediately preceding sentence is necessary in lieu of language operating similar to a "Most Favored Nation" clause because, notwithstanding this intention, PFPC may be prohibited from charging certain clients for CIP services.

This Supplemental Agreement contains the entire understanding between the parties with respect to the issues contemplated hereby. Except as expressly set forth herein, the Amendment shall remain unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be executed by their duly authorized officers, as of the day and year first above written.

  HAWAIIAN TAX-FREE TRUST




   By:   /s/ Diana P. Herrmann
        _____________________________________
  Name:   Diana P. Herrmann
  Title:  President



  PFPC INC.



   By:    /s/ Lynne M. Cannon
         ______________________________________
  Name:    Lynne M. Cannon
  Title:   Vice President and Director
           Transfer Agency Division